Exhibit 99.2

Applied Micro Circuits

Fiscal 4Q 2014 Conference Call Script

April 24, 2014

Traci Tsuchiguchi- Vice President of Investor Relations

Good afternoon everyone and thank you for joining today’s conference call. On the call with me are Dr. Paramesh Gopi, our President and CEO, and Doug Ahrens, our Vice President and CFO.

Before we begin, I would like to remind you that various remarks that we make on this call, including those about future financial results including revenues, gross margins, operating expenses, design wins, product plans, our competitive situation, market trends, statements about future development, production and adoption of X-Gene™, X-Weave™ and other products and our anticipated growth and profitability all constitute forward-looking statements for the purpose of the safe harbor provisions under the Private Securities Litigation Reform Act.

These forward-looking statements and all other statements that may be made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially. We refer you to our most recent Form 10-Q and Form 10-K filed with the SEC, in particular to the section entitled “Risk Factors,” and to other reports that we may file from time to time with the SEC for additional information on factors that could cause actual results to differ materially from our current expectations. These forward-looking statements speak only as of the date hereof, and we disclaim any obligation to update them.

I want to point out that AppliedMicro has several analysts that cover our stock and this creates a range of variability relative to the Street financial models. When we say “Street estimates”, we mean the consensus of the major analyst models and not necessarily the guidance that was given by the Company. With that I will turn the call over to Paramesh.

Paramesh Gopi - President & CEO

Thanks Traci.

As you’ve seen in the earnings release, we had a solid March quarter, better than expected on the bottom line. For the full fiscal year, our base business grew 10.5% over fiscal year 2013 and continues to support investment in our X-Gene and X-Weave growth initiatives.

Most importantly, I am pleased to announce that both X-Gene and X-Gene 2 are on track with our stated milestones last quarter. Customer interest is strong, and design win momentum continues to build. We have received our first purchase orders for production volumes. Initial production wafers of X-Gene are currently in the fab, and we expect to ship our first production units of the world’s first ARM® 64-bit enterprise class Server on a Chip™ solution this summer.

I am also very happy to report that we have 28nm X-Gene 2 silicon back in our lab. We are very pleased with what we are seeing so far. We are on track to sample X-Gene 2 to customers and partners later this spring.

Contribution from X-Gene has been growing every quarter and we continue to expect meaningful revenues from X-Gene in the second half of our fiscal year - the December 2014 and March 2015 quarters.

Meanwhile, the ecosystem around X-Gene continues to develop, both inside and outside of the cloud.

Red Hat demonstrated enterprise deployment technologies used to provision a full rack of X-Gene-based servers running an internal engineering build of a Red Hat Enterprise Linux operating system at its summit in San Francisco last week. This is an important step towards a future production release of fully supported Red Hat Enterprise Linux running on X-Gene.

Canonical’s introduction of its Ubuntu 14.04 long-term support (LTS) on X-Gene marks yet another important milestone for ecosystem maturity. We are pleased to report that X-Gene is the first ARM 64-bit server silicon to be certified for Ubuntu 14.04 LTS. As you know, Ubuntu LTS is a supported Linux operating system that is important in hyperscale, cloud and scientific computing environments.

In January 2014, Microsoft announced its involvement with ARM’s Server Base System Architecture, or SBSA, 64-bit v8 platform standards body. This is meaningful for AppliedMicro in that it demonstrates Microsoft’s growing support of ARM. This foreshadows the potential expansion of X-Gene’s TAM as it begins to open up the enterprise market in addition to the cloud for ARMv8. We are excited to be the first silicon provider to enable Windows and the rest of the software ecosystem on ARMv8 for servers.

I’d like to take a moment to explain why this is so important for AppliedMicro.
X-Gene has been used as the de-facto ARMv8 development platform for critical ecosystem components and workload optimizations for the last 2 years by both software companies and server vendors. The 90 formal evaluation agreements that we have executed to date are evidence of the sizeable software and platform investments by our ecosystem partners and end customers.

Therefore, ARMv8 ecosystem maturity is directly tied to X-Gene, and any other competitive solutions will lack the maturity needed for enterprise deployment for the foreseeable future.

It is inevitable that any non-X-Gene ARMv8 server processor alternative would have to go through the same extensive testing and validation by ecosystem partners and early customers. This involves substantial investment in terms of man hours and dollars by these ecosystem partners and customers.

As we build on our first generation X-Gene success by delivering X-Gene 2, the time to market advantage enjoyed by our customers will continue to be preserved.

Let’s look at X-Gene’s architectural advantages relative to others targeting the ARM® server market and some of the reasons why we are gaining traction in the cloud and beyond:

Number (1): X-Gene features brawny v8 custom cores designed to run at very high speeds and support large memory subsystems. There is ample market evidence from the competitive landscape that off-the-shelf cores or cores originally designed for mobile applications are ill-suited to run mainstream workloads in the cloud or in the enterprise.

Number (2): X-Gene supports mission critical server class features, including Reliability, Availability and Serviceability, or RAS and ECC. RAS is a must-have for any meaningful enterprise deployment. It is the only way that enterprises and cloud service providers can guarantee “five nines” reliability.

To date, we believe X-Gene is the only ARMv8 implementation with RAS support.

Mobile ARM cores do not support these enterprise-class features.

Number (3): X-Gene has an unprecedented level of deep connectivity integration. AppliedMicro’s proven low-power connectivity IP has been integrated along with our brawny ARMv8 custom cores on a single piece of silicon. X-Gene has four integrated ten Gigabit Ethernet network interfaces, inclusive of all the analog I/O, eliminating the need for expensive, bulky and power-consuming external network interface cards.

Continuing our legacy of breakthrough technology leadership in the server space, X-Gene 2 integrates the industry’s first ROCE network interface including the requisite analog I/O along with our brawny 28 nanometer ARMv8 custom cores on a monolithic piece of silicon. ROCE, or RDMA over converged Ethernet, was derived from InfiniBand and is intended to provide low latency, high connectivity, massive scale-out architectures for hyperscale clusters.

In summary, X-Gene is clearly the most mature and lowest risk solution for ARM based servers today and in the foreseeable future.

Now, as commentary on our base business, I’d like to highlight the following trends:

Number (1): In Connectivity, AppliedMicro is the undisputed leader in the 100G OTN/Ethernet space, with over 50% market share, and products that enable converged Ethernet in the datacenter. Our devices deliver the lowest power and highest density per rack unit at 10, 40 and 100 gig because of our differentiated heritage in service provider and transport IP. The migration of converged OTN / Ethernet into and between data centers drives growth in our 10, 40 and 100 gig devices. In fact, last quarter, we announced that we shipped our 4 millionth 10G OTN/Ethernet port.

Number (2): X-Weave™ represents the next step in the evolution of our base Connectivity business into data centers and service provider central offices, intended to deliver the highest density, lowest TCO platform. At the Open Compute Summit in January, we discussed the pairing of X-Weave with X-Gene 2, which will allow customers to connect multiple servers together to build massive scale out systems, significantly improving density and performance relative to today’s predominant architectures.

And, building upon our converged OTN / Ethernet leadership, last month we announced the world’s first 240 gigabit per second family of smart PHY devices for carrier-Ethernet and data center connectivity applications. We also introduced our Multi-Link Gearbox II, which aggregates 10 gigabit Ethernet to 100 gigabit Ethernet for next generation cloud computing and data center environments. We have tier 1 design-ins and are on track to ship production 28 nanometer X-Weave product in the December 2014 and March 2015 quarters.

Number (3): However, we expect our base Computing business to be impacted by the secular market decline in the use of PowerPC-based products until our ARM-based embedded products begin to meaningfully contribute to Computing revenues.

Number (4): We see an opportunity to leverage our ARM®-based technology into high-end embedded networking applications. From a design-in perspective, we are already seeing significant traction with a number of design wins, including a high volume flagship socket that is expected to begin to contribute in calendar 2016.

Number (5): Profits from our base business will continue to support X-Gene and X-Weave development and production efforts.

With that, let me turn the call over to Doug.

Doug Ahrens - CFO

Thanks Paramesh.

March quarter consolidated net revenues were $51.8 million dollars, in-line with our guidance. Computing revenues were $27.6 million dollars and Connectivity revenues were $24.2 million dollars.

In terms of geographical splits, sales to North America accounted for approximately 42% of total revenues, sales to Europe contributed 10%, and sales to Asia contributed 48%. In the quarter, four customers accounted for more than 10% of our business, global logistics support vendor Wintec and distributors Avnet, Arrow and Paltek. Distributor revenues for the March quarter were approximately $26.8 million dollars.

Our fourth quarter non-GAAP net income was $730 thousand dollars or 1 cent per share.

Our non-GAAP financials exclude certain items required by GAAP. Our net income on a GAAP basis was $23.1 million dollars or 30 cents per diluted share, versus a net loss of $7.3 million dollars or 10 cents per share for the prior quarter. A complete reconciliation between GAAP and non-GAAP financials is available on our fourth quarter earnings release, which can be found in the Investor Relations section of our website. Please note, there is no reconciliation relating to forward looking statements.

Our backlog coverage as of the date of this call is greater than 70% for the June quarter. The book-to-bill ratio in the March quarter was slightly above 1.

As projected last quarter, we managed channel inventory, excluding non-cancelable, non-returnable orders, down to 47 days, from 70 days the prior quarter.

Turning to the balance sheet, our cash and short-term investments totaled $106.6 million dollars, up from $74.3 million dollars in the prior quarter. This includes the $40.2 million dollars received from the sale of our corporate headquarters building and land in Sunnyvale, California, which closed in mid-March.

Inventory levels were $18.9 million dollars, up from $10.5 million dollars in the prior quarter due to planned increases from very low levels in the previous quarter. We intentionally built inventory to meet expected demand for specific products.

Now, turning to the Veloce payments. During the March quarter, we paid out a total of $46.3million dollars in combined cash and stock primarily as a result of achieving a milestone associated with 28 nanometer X-Gene 2. The payment was comprised of $18.2 million dollars in cash and $28.1 million dollars in stock. To date, we’ve paid a total of $154.1 million dollars out of the Veloce maximum merger consideration of $178.5 million dollars.

Importantly, cash flow from operations was a positive $8.2 million dollars during the March quarter, excluding the merger consideration paid to Veloce.

One of the many transformational impacts of our ARM server strategy and the Veloce spin-in has been in the significant efficiencies gained in R&D. By blending our R&D resources from our base business and our growth initiatives, we are beginning to see the economies of a converged strategy at AppliedMicro become more apparent. Therefore, we expect to incur lower expenses going forward.

With regard to guidance for the June quarter, we expect revenues to remain in the range of $50 to $54 million dollars. We expect gross margins in the range of 57% plus or minus one percentage point. Our gross margins in the June quarter will be impacted by the forecasted mix within the Computing business. However, as Connectivity grows as a percentage of our revenue beyond the June quarter, we expect a more favorable effect on gross margins.

Non-GAAP operating expenses are expected to be in the range of $29 to $30 million dollars and interest and other income is expected to be approximately $300,000. We expect to be breakeven in the June quarter on a non-GAAP basis. Furthermore, we expect the share count to be in the range of 79 to 81 million shares.

For reference, excluding the R&D expense for X-Gene development, our core business generated a profit of 22 cents per share during the March quarter on a non-GAAP basis. Importantly, the cash flow from our core business has, and should continue to enable us to invest in X-Gene and X-Weave development through commercialization.

Now, I’ll turn it back over to Paramesh for some closing remarks.

Paramesh Gopi - President & CEO

Thanks, Doug.

In conclusion, we’d like to leave you with the following:

Number (1): Our base business is solid and continues to provide incredibly valuable IP and technology leverage to create differentiated and compelling products targeting the data center.

Number (2): X-Gene is on track. In the March quarter, we started production wafers in order to fill our POs, and X-Gene 2 is in our lab and is on track to begin sampling this spring. The ecosystem, which has been developed on X-Gene silicon, is robust and is driving commercial adoption. We believe as X-Gene ramps to production, other ARM solutions will still be in the early stages of a prolonged prototyping and ecosystem development process.

With that, we’d like to open the call up for questions. Operator?

Operator

Thank you, sir. Please stand by for your first question. This question comes from Cody Acree of Ascendiant Capital. Please proceed.

Cody Acree, Ascendiant Capital

Thank you. So with X-Gene on track and production orders in hand, now that we are a quarter closer to material revenue, are you getting a better sense for maybe what X-Gene revenue might look like in 2015?

Paramesh Gopi, Applied Micro Circuits Corporation

I think the simple -- we kind of want to go back to what we said, which is if you look at it we have three big sets of customers: web scale folks, OEMs selling to them, and networking folks. I hope you got the message that they are fully engaged in their POs from different spheres, all three spheres. And I think we are on track to make sure that there is going to be a fairly important and, I will call it, notable deployment at the end customers and with the OEMs towards the second half of our fiscal year.

So one thing I want to leave you with is that we are more confident than ever that the category is real. We are also extremely confident now that we have POs in hand. What we are going to be looking for is in terms of timing of what amounts get built out in terms of how many clusters of thousands of servers get built out in what time frame is the biggest variable right now. But we have POs in hand, so the market is fully engaged.

Cody Acree, Ascendiant Capital

And, Paramesh, let me just be clear. You said you had POs from all three large customer tranches? Is that correct?

Yes, we have POs from all three spheres of customers: web scale operators, OEMs selling to web scale operators, and networking folks.

Cody Acree, Ascendiant Capital

And your best guess as to which one of those is likely to be the largest material contributor first?

Paramesh Gopi, Applied Micro Circuits Corporation

I have a feeling that they will all contribute. The question is relative contribution in terms of extent.

Cody Acree, Ascendiant Capital

Sure. And as we looked at a few other earnings reports earlier, it looks like infrastructure spending is feeling a bit better. Globally, maybe on a carrier basis, can you just characterize the health of infrastructure activity at the carriers and for OTN in the data center?

Doug Ahrens, Applied Micro Circuits Corporation

Sure. This is Doug. What we are seeing is some recovery in the bookings on the Connectivity side. So if you go back a quarter, we talked about a slowdown that was visible, and we factored that into our guidance for the March quarter. At this point, we are starting to see bookings pick up on the Connectivity side, driven by service provider demand.

Cody Acree, Ascendiant Capital

And then lastly, Paramesh, on the last conference call, you talked about X-Weave and having three significant design wins. You said you wanted to be able to discuss those design wins in more detail on this conference call. That discussion was a bit absent. Can you give us more detail there?

Paramesh Gopi, Applied Micro Circuits Corporation

Yes, I think we said that we had design wins, and that we -- actually had sampled X-Weave. In fact, at this point in time I can tell you for a fact that our customers have already built equipment with X-Weave, and they are in various service provider installations being tested. Right on track.

Cody Acree, Ascendiant Capital

And just a reminder -- the first expected material revenue for X-Weave is when?

Paramesh Gopi, Applied Micro Circuits Corporation

We basically said it was going to be the December and the March quarters.

Cody Acree, Ascendiant Capital

Okay. In line with X-Gene. Okay. Thank you.

Paramesh Gopi, Applied Micro Circuits Corporation

Absolutely.

Operator

Your next question comes from Krishna Shankar of ROTH Capital. Please proceed.

Krishna Shankar, ROTH Capital Partners

Yes, congratulations on the X-Gene platform progress and your are [big] business. A couple of questions. Paramesh, if you could refresh, you laid out a longer term object for X-Gene being the catalyst for Applied Micro's revenues to potentially double over the next, I guess, couple of fiscal years. So are you still confident with that longer term outlook for revenues based on X-Gene?

Paramesh Gopi, Applied Micro Circuits Corporation

Yes, absolutely. I think if you look at it from where we stand today, we are probably 18 months ahead of any ARM competitor in this space. We are on the cusp of essentially getting key customers to adopt this brand new technology in the data center.

And I want to remind you that if you look at the cloud market, it's a $4 billion market, and for us to get basically one customer to turn in that market is a very, very, I'll call it tractable objective, given our technology leadership and the need for an alternative architectural source for hyperscale in cloud environments. So one of the things that you should consider as proof positive is that we would not be garnering the design win momentum that we are if there was no cognizance of the fact that this market and this category really now have teeth.

Krishna Shankar, ROTH Capital Partners

Great. And then you said that you will be sampling X-Gene2 this spring. Can you talk about the cadence for the X-Gene2 adoption? Will that be a little more quicker than X-Gene1? Is it socket compatible? And what applications will your customers use X-Gene2 versus X-Gene1?

Paramesh Gopi, Applied Micro Circuits Corporation

So first of all, right on track to sample it in the spring. We have it in our labs. We have been very pleased with what we see. Please recognize that we are doing what the server market is used to. We have basically a volume generation that is going to production and a technology generation that will go to production between nine months and a year hence forward.

The biggest differentiation between these two is the addition of integrated RDMA, which has never, ever been done so far in the server space to date. So what we have done is changed the effective bar for building scale out systems by taking our custom v8 cores and integrating complete RDMA hardware accelerated network interfaces on X-Gene2. So we get all of the best of breed of X-Gene1 at a much lower power, plus we are raising the bar from a competitive point of view to be able to build out essentially hundreds of nodes in a cluster within a rack.

So fundamentally you should expect to see the same server market cadence. It's basically 18 months between two generations. In our case, it's pretty much the same. And you should see a revenue ramp -- a revenue concordance of roughly two big years to 2.5 years where revenues overlap between the two.

So just to be clear, we expect X-Gene2 to be sampling in the spring and to be in production in the first quarter of next year.

Krishna Shankar, ROTH Capital Partners

Okay. And then your guidance for the June quarter, is that based on growth in the Connectivity business? And is that assuming for the June and the September quarter, continuing meaningful declines from the legacy business? Can you sort of frame for us how much the legacy business decline is impacting your guidance?

Doug Ahrens, Applied Micro Circuits Corporation

Sure. We don't break out the exact splits between the two, but I can tell you directionally Connectivity will be growing in the June quarter, and that trajectory is expected to continue, where the embedded or PowerPC business has a structural decline built into it. The two tend to net each other out next quarter, which is why we end up with the guidance of $50 million to $54 million revenue.

Krishna Shankar, ROTH Capital Partners

Okay. Thank you.

Operator

Next is Michael Lucarelli of Evercore. Please proceed.

Michael Lucarelli, Evercore Partners

Hi, guys. Thank you for taking the questions. Good job on $0.01 in that quarter there. Just a question on the base business. I know you talked about it, and you don't want to break it out. But I guess as we think about for the year, should we consider Connectivity growing and processor declining? And will Connectivity grow faster in the back half of the year as the processor business declines?

Doug Ahrens, Applied Micro Circuits Corporation

We haven't projected the mix out that far to provide externally. We do expect, as I said, that the Connectivity will continue to be the growth part of the business, and the PowerPC business will be in decline until we start to see ARM make its way into the embedded space, as Paramesh mentioned in his comments. But you can see the trajectory of both sides of business as I just mentioned.

Michael Lucarelli, Evercore Partners

Fair enough. And then the gross margin guidance was at the lower end of your kind of range recently. How should we think about that going forward with Connectivity growing more?

Doug Ahrens, Applied Micro Circuits Corporation

Yes. So the gross margins for the June quarter are really driven by the mix within the Computing space. You've got some products falling off, some coming in. It's purely mix within that portion. But as we go forward, Connectivity becomes a larger portion of our overall revenue, and that has a favorable effect on our gross margins if you look past the June quarter.

Michael Lucarelli, Evercore Partners

Sounds good. The inventory, you touched on it, about it grew about $9 million. Is that some stuff for X-Gene/X-Weave in there, or is it also legacy stuff?

Doug Ahrens, Applied Micro Circuits Corporation

It's broad based. So it's -- yes, we felt that we were lean in several areas. So we are getting our inventory model back to where we think it should be to prepare for specific orders that we see coming.

Michael Lucarelli, Evercore Partners

Fair enough. And then on X-Gene, what mechanics will move X-Gene from a contra expense to recognized revenues? What flips that switch for you guys?

Doug Ahrens, Applied Micro Circuits Corporation

So it really comes down to materiality. So as X-Gene grows and becomes a larger contributor, it moves from becoming a contra expense to revenue.

Michael Lucarelli, Evercore Partners

Okay. So materiality?

Doug Ahrens, Applied Micro Circuits Corporation:

Yes.

Michael Lucarelli, Evercore Partners

Got you. And then looking forward, what are the milestones we should look for, whether it's X-Gene or in the ecosystem, as we look forward through this year?

Paramesh Gopi, Applied Micro Circuits Corporation

So I think you should look for -- let me actually take this back, because something -- we need to contextualize what happened over the last six months, all right?

Number one, before any of this -- before we had Red Hat talk about a production platform in San Francisco last -- two weeks ago, we actually had them say exactly what they were going to do six months ago.

You also had Oracle say that they would have Java ready for enterprise deployment beta in the fall. You also had at Open Compute Microsoft essentially throw their hat into the ARM SBSA space. If you really look at the arc of things that have happened thus far, you can see the coincidence of the people in the broad customer base placing POs, people in the broad customer base getting ready to start to build out server clusters based on ARM, and go so far as -- I will go so far as to say that ARM in the data center today is primarily all due to X-Gene. All right?

So if you look forward, continue the same track. You will see the Red Hat maturity occurring in line with the clusters getting built out. You will see the Java maturity occurring on the ecosystem. You will also start to see meaningful clusters of servers being built out by various web scale properties.

Michael Lucarelli, Evercore Partners

Sounds good, guys. Thank you.

Operator

Next is Suji De Silva, Topeka Capital Markets. Please proceed.

Suji De Silva, Topeka Capital Markets

Hi, Paramesh. Hi, Doug. Good job in the quarter. In terms of the opex, can you talk about whether the opex now includes the build out for future X-Gene - X-Gene2 and X-Gene3 products, or would there be a spike up? Can you clarify the term -- the discussion about synergies you mentioned in the prepared remarks for opex?

Doug Ahrens, Applied Micro Circuits Corporation

Sure. So after we spun-in Veloce, we found efficiencies in our engineering efforts, and we're able to complete our current projects with less spending because of our execution being very effective. So you are seeing some savings just in the -- on the execution and driving less expense in R&D as well as some reductions in head count that came with those efficiencies.

If you look forward, this is more along the lines of what we'll see during this year. And then we get out into X-Gene3 and you start thinking about things like FinFET, that's the time you would see opex start to increase because of mask expenses. But keep in mind that the revenue from X-Gene will be contributing in that time, and that will far outweigh the increase in the opex.

Suji De Silva, Topeka Capital Markets

Great. That helps. And then also -- I mean, these POs you have in hand, Paramesh, I mean the nature of the orders, are these kind of a portion of a data center build out? Are they something of a prototype effort by the large customers, the web scale customers? Just to understand the nature of the projects these POs are being placed for. Thanks.

Paramesh Gopi, Applied Micro Circuits Corporation

Yes, please note that we have been shipping X-Gene for the last two, 2.5 quarters roughly, and they have all been pilot production units. We have clarified that on previous calls. These POs are for production units that are all production wafers in the fab and fully equipped for production servers.

So these are production orders. There is no pilot here. We have moved from the pilot phase to the production phase for all of these platforms. And I also want to clarify that they span all of the workloads.

So we've got storage. We've got web scale, hyperscale, dense servers, and high performance computing. All three are spanned in those POs.

Suji De Silva, Topeka Capital Markets

Great. Thanks, guys.

Operator

Your next question is Vijay Rakesh, Sterne Agee.

Vijay Rakesh, Sterne Agee

Yes, hi, guys. Just going over this X-Gene and POs. Obviously, good job with getting POs from web scale and OEMs and networking guys, but I know you said you are not adding it because it's not material. So is the implication that the POs are not material at this point in terms of revenues when I ship in -- some of it I'm presuming is probably June or September quarters?

Doug Ahrens, Applied Micro Circuits Corporation

So I will add to my earlier comment by saying it's a combination of production readiness on the product as well as the materiality. So we'll start to see it move into revenue during the summer months here. So it's a combination of those two factors.

But I'm just trying to put it in perspective. Relative to the meaningful revenues we have talked about in the second half, it's just not to that scale yet. So that's why it's categorized as it is.

Vijay Rakesh, Sterne Agee

Got it. And based on what you are seeing now, do you expect this to get material more like in 4Q, in the calendar fourth quarter of 2014? And same with X-Weave. You said is shipping in the fourth quarter 2014 and first quarter of 2015, if I heard that right. Is that -- how material will that be, if you can quantify that a little bit for us?

Paramesh Gopi, Applied Micro Circuits Corporation

So I think it's consistent with what we have been saying for the last two calls, which is -- first of all, I want to be also clear about one more thing. X-Weave samples have been shipped, people have built equipment, and production quantities of X-Weave will ship in March 2015 and December of 2014 quarters. The exact same thing goes for X-Gene.

Vijay Rakesh, Sterne Agee:

Got it. All right. Thanks a lot.

Operator: The next question is from Hans Mosesmann, Raymond James.

Hans Mosesmann, Raymond James

Thanks. Congratulations on the progress with X-Gene. Just an update on X-Weave in the December and the quarters. The orders that you have there or the shipments that you will have there, are they always going to be in combination of X-Gene, or are you seeing uses -- use cases where they are used independently?

Paramesh Gopi, Applied Micro Circuits Corporation

Really good question. I would say that in the December and the March quarters, they would be essentially mostly non-X-Gene bundled. We expect these products to be existing in the same framework towards the middle of next year.

Hans Mosesmann, Raymond James

Okay. That's helpful. And then, hey, Paramesh if you can give us an update on the competitive dynamic. I think you did a good rundown on those bigger picture dynamics, but from what you have seen over the past two or three months, what is your observation on the competitive field in the ARM and in x86? What have you learned, or is there a change?

Paramesh Gopi, Applied Micro Circuits Corporation

Let me start by saying that I think we are more comfortable today talking about our lead, both on a unique value proposition as well as in our core technologies, which includes the brawny cores that we have built, the large memory subsystems that we support, the integrated networking functions that we support. That's become very clear to us, that the amount of ruggedization, robustness, and the amount of work that customers have done on ARM directly has been done on us. So it would not be a far fetched statement to say that ARM maturity in the server space is directly correlated to X-Gene today, right?

I would also tell you that anybody who enters this market, since it's a brand new category with a whole new instruction set, is going to have to go through the same amount of arduous testing, rigorous regression, and performance benchmarking that we have gone through. I'm also really pleased to report that for the first time in the last six months I have seen customers and end customers validate the TCO proposition that we set out to deliver three years ago.

So we, I think, have made a series of decisions that have been very deliberate on the ARM front. We have made huge investments in terms of time and in terms of technology, and we have a large portfolio of Connectivity IP that we are able to leverage going forward. So one thing I can tell you is that the comparisons that are being drawn today are extremely telling for the workloads that we are seeing.

And I can tell you that the 50% TCO number has come through with all the three different workloads that we talked about across the X-Gene family. We will see even more compelling proof points as we bring up RDMA over the next year and start to look at the benefits of building really dense scale out systems. So we are not talking any more about eight and 16 cores but we are talking about a mem cache density that could include hundreds of cores and potentially terabytes of memory in a rack, right? So that's that one piece.

As far as versus the incumbent, I think I can tell you that all of these benchmarks and these TCO exercises have been done versus the incumbent, and all of the context that I'm giving you is in context of the incumbent's last generation and this generation product.

Hans Mosesmann, Raymond James

Great. Thank you very much.

Operator

Next is Rick Schafer, Oppenheimer. Please proceed.

Shawn Simmons, Oppenheimer

Hey, guys, this is Shawn Simmons calling in for Rick. I have just a couple of quick questions. I hopped on a little late, so I apologize if you covered this in the prepared remarks, but Intel in the quarter announced a sizable investment in Cloudera. I was just wondering how you viewed that. I mean, is that a validation of the ecosystem? Would it potentially inhibit your ability to port software over on Hadoop? Any elaboration on that would be great.

Paramesh Gopi, Applied Micro Circuits Corporation

So I think if you were to look at it, Cloudera has not stopped working on non-x-86 architectures. Number one. Number two, from our perspective, Cloudera is one of many Hadoop distributions used, and from a cloud perspective, no large web scale tiered property essentially relies on one Hadoop distribution. They essentially either use modified versions of things like Cloudera and their own, right?

So from our perspective, one of the things that you want to make sure is that I believe Intel had their own distribution of Hadoop probably about two years in the making, and from our understanding that distribution never made it out of the barn. So that's kind of the color I would like to place on that. Essentially it is a non-event for the ARM ecosystem.

Shawn Simmons, Oppenheimer

Okay. Great. Then just one quick question on the remaining Veloce payments. When do you expect those to occur? It looks like you guys have still, I guess a little under $24 million or $25 million to go. When would you expect those to occur, and what milestones are they based off?

Doug Ahrens, Applied Micro Circuits Corporation

Sure. We have $24 million to go. That's correct. And it's a combination of cash and stock, which is at our discretion.

Next quarter we would expect to see a payment of about $6 million to $7 million, and then the remainder spread over 12 to 18 months after that. And it can be tied to a variety of things, related to milestones, retention and time based. It's a variety of things at our disposal.

Shawn Simmons, Oppenheimer

Okay. Great. And then I guess one last question. It looked like accounts payable doubled quarter on quarter? I mean, is this any sort of clarity into that?

Doug Ahrens, Applied Micro Circuits Corporation

It's just timing. We had some inventory increases during the quarter, and it's directly related to that. So that would be temporary. You would expect that to start going back down in the next quarter.

Shawn Simmons, Oppenheimer

Okay. Great. Thanks, guys.

Operator

Next is Christopher Rolland, FBR Capital Markets.

Christopher Rolland, FBR Capital Markets

Hey, guys. Congratulates on the POs. Excited to hear more next time. So in discussions with the channel, they described times on your communications products as being pretty long, sometimes two or three times that of other firms out there. So I was wondering if, first of all, if that's correct, and then why are the lead times so long? What is sort of strategically behind that? Thanks.

Doug Ahrens, Applied Micro Circuits Corporation

Sure, Chris. We are able to meet our customer request dates and have very low delinquencies. They do tend to order 14 to 15 weeks out on us, and we build accordingly. So it's not as if there's some large delinquency situation there and being unable to meet orders. We are keeping up with the orders.

Christopher Rolland, FBR Capital Markets

Yes, no, I was just wondering if there's anything strategically behind that or not. Okay. That's fine.

Doug Ahrens, Applied Micro Circuits Corporation

No. We build to forecast and then finish out to end products based on backlog. That is very common.

Christopher Rolland, FBR Capital Markets

Okay. So you guys have talked about the amount that you allocate for R&D to X-Gene in the past. And I think remarkable 45% of revenue is R&D, we'll call it $10 million to the core business and $15 million to X-Gene. So moving forward, how do you view the minimum that you need to sustain each of those? And if you had to favor one or the other, which you would do? What levers would you pull there?

Paramesh Gopi, Applied Micro Circuits Corporation

So, Chris, X-Gene would not be successful it were not for our Connectivity business. I've said that for the last three years. I will continue to maintain that. I will also continue to say that the biggest differentiation that X-Gene brings to the market and the reason we can extract the TCO savings for these types of systems is because of the integrated SoC components that stem directly from leveraging the IP that is developed for the communications business.

Therefore, we will continue to make the appropriate investments in the communications business based on the same model that we have used for the last three years, namely selective cooperation with large customers. I will point out to you that most of our 100 gig technology was developed in conjunction with two or three very large customers. These customers bore the brunt of initial R&D payments to us via various financial means like NREs and made sure that technology is leveraged across their product portfolio.

That is why we are able to get things like RDMA, things like high-performance I/O integrated with the level of ease that we have today and with the level of proof positive that we have today that it will work with existing interfaces. So as far as the investment is concerns, I view those two as being extremely important.

I want to also tell you that X-Weave will not stop at 240 gigabit per second at all. We are right on our way to get -- we are not resting it at 200 gigabits. We are now looking at how do we move to scale that up by the appropriate order of magnitude to intercept a 2016 and 2017 data center demand.

Christopher Rolland, FBR Capital Markets

Okay. So I guess talking about X-Weave for a second there, I see a lot of similarities with X-Weave and X-Gene and what Intel is doing with Rackscale. However, Intel did announce a date and partners for Silicon Photonics this quarter. That's a part of Rackscale that you guys may not have. You have optical, but Silicon Photonics may have cost advantages on the connector side versus traditional optical.

How do you view that? Do you view it as a threat? Is there a way to play in that ecosystem at all? And is there a way to stay competitive with Rackscale if, for example, Silicon Photonics offers pretty good economics?

Paramesh Gopi, Applied Micro Circuits Corporation

Silicon Photonics has been talked about for the last half a decade. It was first talked about by Intel relative to USB3 and USB4. The volume that would have been driven by USB3 and USB4 would have barely made the technology cost points be profitable for any company. And if Silicon Photonics were to be truly profitable, to be truly useful in the data center, you would have major optical components, such as Avago and Finisar and JDSU, fully participatory in it.

It is our belief that for Rackscale computing the first step today is going to be low, low cost, short range, non-integrated optics, and very, very dense high performance, 100 gigabit copper. Both of those are being used and being talked about as we speak today to be incorporated into Rackscale deployments later this year.

Christopher Rolland, FBR Capital Markets

Interesting. You piqued my interest. Thanks.

Operator

Thank you. Our next question comes from Christopher Longiaru.

Christopher Longiaru, Sidoti

Congrats on the results as well and on the POs. So I basically have just a couple of questions about -- you talked about having orders from all three tiers. Is there a different way each is integrating this? Can you give us a little more color on how you see that progression continuing with respect to each of the tiers?

Paramesh Gopi, Applied Micro Circuits Corporation

Sure, so let me start with the hyperscale and the web scale tier, both vertically integrated data center operators as well as OEMs linked to them. I will give you an example. We have always maintained that X-Gene was designed for three key workloads in the cloud, and these three key workloads made up the $4 billion TAM to a large extent. One was front-end, large web scale servers, dynamic web scale servers. The other was distributed large scale storage, both warm and cold. And the third was mem cache, which is the ability to do really fast, really large caching. So I can tell that you those are the three key applications.

So you would have systems that satisfy high memory configurations with large memories surrounding X-Gene with big pipes that constitute a mem cache or a high performance computing application. You would have a whole set of disks on the other side, which would be one petabyte of storage, for instance, being controlled by a couple of X-Genes for a large distributed filer. And the third is a very dense web server where you would have essentially 48 blades in a 4RU kind of form factor, which would essentially serve out hundreds of thousands of web sessions.

Christopher Longiaru, Sidoti

Sure. That makes a lot of sense. All right, and in terms of-

Paramesh Gopi, Applied Micro Circuits Corporation

And one more -- Sorry, I didn't mean to interrupt, but there's one more thing.

Christopher Longiaru, Sidoti

No, absolutely.

Paramesh Gopi, Applied Micro Circuits Corporation

A few years ago we talked about essentially in the high-end embedded space, where you would have PowerPC essentially being -- going away and PowerPC being replaced eventually by ARM. A lot of what we said in that space is coming true. So the transition from a pure PowerPC plus a tiny ARM on some of our chips is going to move to a big ARM and no PowerPC in the future.

Christopher Longiaru, Sidoti

Got it. And then there's just -- it's a couple of quarters lag between the time that PowerPC goes away and that kind of ramps up?

Paramesh Gopi, Applied Micro Circuits Corporation

Yes, the timing of, which I think is going to be -- I think it's hard to predict the timing, but I can tell you for a fact that we have received in the last six months zero RFQs for PowerPC-based anything.

Christopher Longiaru, Sidoti

Okay.

Paramesh Gopi, Applied Micro Circuits Corporation

That I can tell you with supreme confidence.

Christopher Longiaru, Sidoti

Sooner rather than later is what your customers are telling you. Okay. That's all I have. Thank you. I will jump out. Thank you, guys.

Paramesh Gopi, Applied Micro Circuits Corporation

Thank you.

Operator

Thank you for your questions, ladies and gentlemen. I would now like to turn the call over to Traci for closing remarks.

Traci Tsuchiguchi, Applied Micro Circuits Corporation

Thank you all for joining the call this quarter. A replay of this will be available on the investor relations section of our website at www.apm.com. Thanks.